Exhibit 99.1

Kennedy Wilson Announces the Early Results

In Connection With Its Previously Announced Tender Offer

Beverly Hills, CA, February 11, 2021 — Kennedy Wilson (NYSE: KW) (the “Company”) announced today the results as of 5:00 p.m., New York City time, February 9, 2021 (the “Early Tender Time”) of its previously announced cash tender offer (the “Tender Offer”) to purchase up to $1 billion aggregate principal amount (the “Maximum Tender Amount”) of its 5.875% Senior Notes due 2024 (the “Notes”).

As of the Early Tender Time, $576,465,000 aggregate principal amount of the Notes had been validly tendered and not validly withdrawn. Holders of Notes validly tendered at or prior to the Early Tender Time, not validly withdrawn and accepted for purchase in accordance with the terms of the Tender Offer received today, for each $1,000 principal amount of such Notes, the “Total Consideration” of $1,015.00, which includes an “Early Tender Premium” of $30.00. In addition to the Total Consideration, such holders also received, in respect of such Notes, accrued and unpaid interest from the last interest payment date for the Notes to, but not including, today. The Financing Condition (as defined in the Offer to Purchase) was satisfied today upon the consummation of the Company’s previously announced offering of senior notes.

The terms and conditions of the Tender Offer, including the withdrawal deadline, which was 5:00 p.m., New York City time on February 9, 2021, remain unchanged and are set forth in an Offer to Purchase (the “Offer to Purchase”), dated January 27, 2021. Accordingly, tendered Notes may no longer be withdrawn. The Company is making the Tender Offer only by, and pursuant to, the terms and conditions set forth in the Offer to Purchase.

The Tender Offer will expire at 12:00 Midnight, New York City time, at the end of February 24, 2021 (the “Expiration Time”), unless extended or earlier terminated. Holders of Notes validly tendered after the Early Tender Time and at or before the Expiration Time will only be eligible to receive the “Tender Offer Consideration” of $985.00, which is the Total Consideration less the Early Tender Premium, for each $1,000 principal amount of such Notes. In addition to the Total Consideration or Tender Offer Consideration, as applicable, Holders whose Notes are accepted for purchase will also receive a payment for accrued and unpaid interest from the last interest payment date of the Notes to, but not including, the applicable settlement date.

Payment for all Notes validly tendered after the Early Tender Time and accepted for purchase will be made promptly after the Expiration Time.

If more than the Maximum Tender Amount of Notes are validly tendered, and Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated as described in the Offer to Purchase. Only Notes validly tendered after the Early Tender Time and at or before the Expiration Time will be subject to possible proration. The Company reserves the right, but is not obligated, to increase the Maximum Tender Amount in its sole discretion. The Company will return any Notes not accepted for purchase promptly after the Expiration Time.

The Company has engaged BofA Securities to act as the dealer manager for the Tender Offer. The Tender Agent and Information Agent for the Tender Offer is D.F. King & Co., Inc. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at (877) 732-3613 (toll-free) or (212) 269-5550 or by email at kwinc@dfking.com. Questions regarding the Tender Offer should be directed to BofA Securities by email at debt_advisory@bofa.com.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by BofA Securities or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland.

KW-IR

Kennedy Wilson

Investors

Daven Bhavsar, CFA

Director of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Media

Emily Heidt

Director of Public Relations

+1 (310) 887-3499

eheidt@kennedywilson.com